Exhibit 99.1

1110 Maple Street  ♦ P.O. Box 300  ♦ Elma, New York 14059-0300  ♦ 716-655-5990 ♦ FAX 716-655-6012

May 12, 2017	SERVOTRONICS, INC. ANNOUNCES
FIRST QUARTER RESULTS
FOR THE PERIOD ENDED MARCH 31, 2017

Elma, NY – Servotronics, Inc. (NYSE MKT – SVT) a designer and manufacturer of servo-control components and other advanced technology products announced financial results for the period ended March 31, 2017.

Revenues for the quarter were $9,103,000, approximately a 2% increase from $8,947,000 for the same period of 2016. The increase in revenue is the result of increases in commercial shipments at the ATG and increased government shipments at the CPG offset by decreases in revenue from CPG domestic and international commercial channels. Net income was $26,000 (or $0.01 per share Basic and $0.01 Diluted) for the first quarter ended March 31, 2017 compared to net income of $258,000 (or $0.12 per share Basic and $0.11 Diluted) for the comparable period ended March 31, 2016.

“The increase in revenues for the first quarter were driven by our Advanced Technology Group (ATG), which saw a 4.4% increase compared to last year, offset by our Consumer Products Group (CPG), resulting is nearly a 2% increase overall,” commented Kenneth Trbovich, President of Servotronics, Inc. “Our first quarter results were negatively impacted by higher labor costs and general inefficiencies associated with hiring and training employees to meet the demands of increased production. Despite these challenges, we are continuing our efforts to ensure that our labor and material costs meet our expectations.”

The Company is composed of two groups – the ATG and the CPG. The ATG primarily designs, develops and manufactures servo controls and other components for various commercial and government applications (i.e., aircraft, jet engines, missiles, manufacturing equipment, etc.). The CPG designs and manufactures cutlery, bayonets, pocket knives, machetes and combat knives, survival, sporting, agricultural knives and other edged products for both commercial and government applications.

FORWARD-LOOKING STATEMENTS

Certain paragraphs of this release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, such as those pertaining to the Company's planned growth efforts and expectation of new business and success in its entry into new product programs. Forward-looking statements involve numerous risks and uncertainties. The Company derives a material portion of its revenue from contracts with agencies of the U.S. Government or their prime contractors. The Company's business is performed under fixed price contracts and the following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: uncertainties in today's global economy and global competition, difficulty in predicting defense appropriations, the vitality and ability of the commercial aviation industry to purchase new aircraft, the willingness and ability of the Company's customers to fund long-term purchase programs, market demand and acceptance both for the Company's products and its customers' products which incorporate Company-made components and the ability of the Company to successfully execute its strategic plans. The success of the Company also depends upon the trends that affect the national and international economy. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management's analysis only as of the date hereof. The Company assumes no obligation to update forward-looking statements.

SERVOTRONICS, INC. (SVT) IS LISTED ON NYSE MKT